                                                                   EXHIBIT 4.6

                              ANALOG DEVICES, INC.
                                TRUST AGREEMENT
                                      FOR
                           DEFERRED COMPENSATION PLAN

                                Amendment No. 2
                                ---------------

                                 March 11, 1997

     WHEREAS, Analog Devices, Inc. ("Analog") and Boatmens' Trust Company ("Trustee") entered into a Trust Agreement dated December 11, 1995 (the "Trust Agreement") for the purpose, among others, to provide Analog with a source of funds to assist it in the meeting of its liabilities under the Analog Devices, Inc. Deferred Compensation Plan; and

     WHEREAS, Analog and the Trustee wish to amend the Trust Agreement pursuant to the power reserved by them to do so in Section 12(a) of the Trust Agreement.

     NOW THEREFORE, the Trust Agreement is hereby amended by adding the following sentence to the end of Section 5(a), effective as of March 11, 1997:

     The Company shall have the right at any time, and from time to time in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust. This right is exercisable by the Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity.

     EXECUTED as of the 11th day of March, 1997.


ANALOG DEVICES, INC.                         BOATMENS' TRUST COMPANY


By: /s/ William A. Martin                    By: /s/ Allyn C. Bennett, Jr.
    -------------------------------              -----------------------------

Title: Treasurer                             Title: Vice President
       ----------------------------                 --------------------------